EXHIBIT 10

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into on April 21, 2010, effective May 7, 2010, by and between Wireless Ronin Technologies, Inc., a corporation duly organized and existing under the laws of the State of Minnesota, with a place of business at 5929 Baker Road, Suite 475, Minnetonka, Minnesota 55345 (hereinafter referred to as the “Company”), and James C. Granger, a resident of the state of Minnesota (hereinafter referred to as “Executive”).  This Agreement amends and restates in its entirety the Executive Employment Agreement dated December 17, 2008, by and between the Company and Executive (the “Original Agreement”).

BACKGROUND OF AGREEMENT

•
The Company desires to continue to employ Executive as its Chief Executive Officer, and Executive desires to accept such employment.  The Company intends to employ another executive as its new president.

•	This Agreement provides, among other things, for base compensation for Executive. It also contains a release of claims by Executive in favor of the Company.

In consideration of the foregoing, the Company and Executive agree as follows:

ARTICLE 1

EMPLOYMENT

1.01   The Company hereby agrees to employ Executive subject to and pursuant to the terms of this Agreement, and Executive agrees to such employment as its Chief Executive Officer, and shall hold such title under the terms of this Agreement.

1.02   Executive shall generally have the authority, responsibilities, and such duties as are customarily performed by the chief executive officer of a public company of similar size and industry.  Executive’s duties shall include (a) training the Company’s new president in the management of a public company, (b) training the Company’s new president in raising capital for a public company, including personally assisting in capital raising efforts as necessary, (c) continuing (unless and until the Board of Directors of the Company (the “Board”) determines otherwise) to be the lead contact between the Company and any potential merger/acquisition candidates, and (d) continuing to support the Company with the investment community and its shareholders.  Notwithstanding the foregoing, Executive shall also render such additional services and duties within the scope of Executive’s experience and expertise as may be reasonably requested of him from time to time by the Board.  Further, the Board may from time to time in its discretion redefine the duties and responsibilities of Executive as it determines the needs of the Company’s business warrant.

1.03   Executive shall report to the Board or any committee thereof as the Board shall direct, and shall generally be subject to direction, orders and advice of the Board.

ARTICLE 2

BEST EFFORTS OF EXECUTIVE

2.01   In his capacity as Chief Executive Officer, Executive shall use his best efforts and abilities in the performance of his duties, services and responsibilities for the Company.

2.02   During the term of his employment, Executive shall devote substantially all of his business time and attention to the business of the Company and its subsidiaries and affiliates and shall not engage in any substantial activity inconsistent with the foregoing, whether or not such activity shall be engaged in for pecuniary gain, unless approved by the Board.  Executive shall be physically present in the Company’s executive offices on average at least one business day per week (and four to five business days per month) during the term of employment and shall otherwise be available for Company business, including by phone and email, during normal working hours.  Executive shall use his best efforts to schedule his presence in Company’s executive offices at least two weeks in advance and at such times as will best serve the interests of the Company.

ARTICLE 3

TERM AND NATURE OF EMPLOYMENT

3.01   Executive’s employment on the basis described in this Agreement shall commence May 7, 2010 and will terminate effective December 31, 2010, unless expressly extended pursuant to a written agreement signed by Executive and the Chairman of the Compensation Committee of the Company’s Board (the “Committee”).  Executive’s employment with the Company shall at all times be on an “at will” basis, meaning that either Executive or the Company may terminate the employment relationship at any time for any reason or no reason; provided, however, that Executive may be entitled to certain compensation pursuant to Section 6.03 of this Agreement if his employment is terminated by the Company prior to December 31, 2010.

ARTICLE 4

COMPENSATION AND BENEFITS

4.01   During the term of employment, Executive shall be paid a base salary at the rate of Sixty Thousand Dollars ($60,000) per year (“Base Salary”), payable in accordance with the Company’s established pay periods, reduced by all deductions and withholdings required by law and as otherwise specified by Executive; provided, however, that Executive’s Base Salary may be reduced in connection with Company compensation reductions applied to all other senior executives of the Company.

4.02   During the term of employment, in addition to payments of Base Salary set forth above, Executive may be eligible to participate in any performance-based cash bonus or equity award plan for senior executives of the Company, based upon achievement of individual and/or Company goals established by the Board or Committee.  The extent of Executive’s participation in bonus plans shall be within the discretion of the Board or Committee.  Notwithstanding any contrary provisions of the Company’s 2010 Senior Management Bonus Plan, Executive’s target bonus for 2010 shall be set at $60,000, to be paid by the Company in accordance with its standard pay practices if performance targets are achieved under the terms of such plan, and subject to pro-rating and other terms set forth in Section 6.03 of this Agreement.

4.03   During the term of employment, and except as otherwise provided in this Agreement, Executive shall be entitled to participate in employee benefit plans, policies, programs, perquisites and arrangements, as the same may be provided and amended from time to time, that are provided generally to similarly situated executive employees of the Company, to the extent Executive meets the eligibility and other requirements for any such plan, policy, program, perquisite or arrangement.

4.04   The Company shall reimburse Executive for all reasonable business expenses incurred by Executive in carrying out Executive’s duties, services, and responsibilities under this Agreement. Executive shall comply with generally applicable policies, practices and procedures of the Company with respect to reimbursement for, and submission of expense reports, receipts or similar documentation of, such expenses. Expenses related to Executive’s travel to and presence at the Company’s executive offices will not be reimbursable business expenses under this Section 4.04, except that for periods after Executive sells his Minnesota residence, the Company will reimburse Executive for 50% of the cost of no more than two coach class roundtrip airline tickets between Minnesota and Texas per month.

ARTICLE 5

VACATION AND LEAVE OF ABSENCE

5.01   Executive shall be entitled to paid time off (“PTO”) at the rate of six (6) business days per year.  PTO includes sick days and leaves of absence, including vacation.  PTO will be scheduled taking into account the Executive’s duties and obligations at the Company.  PTO and sick leave and all other leaves of absence will be taken in accordance with the Company’s stated personnel policies; provided, however, that to the extent that Executive has accrued but unused PTO from any period of service with the Company prior to May 7, 2010, he agrees that he will not use such PTO time during the remaining term of his employment, except in case of sickness or disability.  Upon termination or expiration of the Executive’s employment, Executive shall be entitled to compensation for any accrued, unused PTO time in accordance with the Company’s PTO policy as of date of termination.

ARTICLE 6

TERMINATION

6.01   The Company may terminate Executive’s employment at any time, with or without cause upon written notice to Executive.  If not terminated earlier, or extended by written agreement of the parties, Executive’s employment will terminate and he will retire from the Company on December 31, 2010.

6.02   Executive’s employment will terminate as of the date of the death or Disability of the Executive.  “Disability” shall mean a determination by the Board of the Company of the inability of Executive to perform the essential functions of his job under this Agreement due to illness, injury, or other condition of a physical or psychological nature, with or without a reasonable accommodation.  Such determination shall be made in good faith by the Board, the decision of which shall be conclusive and binding.  Executive’s consistent performance of his obligations under Sections 1.02, 2.01, and 2.02 of this Agreement are essential functions of his job.

6.03     On any termination of employment, Executive will be entitled to receive:

(a)	Base Salary for services performed through the date of such termination, payable on a pro-rated basis at the end of the month in which termination occurs;

(b)	Accrued and unpaid vacation in accordance with Article 5; and

(c)	Any interest Executive may have as a terminated employee in the Company’s 401(k) plan or other plans in which he participated as required under the terms of such plans.

Upon a termination of employment due to death or Disability,  in addition to the amounts set forth in (a), (b) and (c) above,  Executive (or, in the case of death, his estate or beneficiaries) will be paid a pro-rated portion of any bonus otherwise due to him under Section 4.02 above. Such bonus will be  pro-rated based upon the number of full months Executive worked in the calendar year in which any such bonus was earned.

Upon a termination as of December 31, 2010, or if the Company terminates Executive’s employment before December 31, 2010 and such termination is either (i) without Cause; or (ii) after a Change in Control, as each is defined below, then, in addition to the amounts set forth in (a), (b), and (c) above, Executive will be paid an amount equal to his Base Salary, less customary withholdings, from the date of termination through December 31, 2010, and any bonus that would otherwise have been due to Executive under Section 4.02 of this Agreement had he worked through December 31, 2010.  Such Base Salary will be paid in equal monthly installments.  In addition, if Executive is eligible to and elects to continue medical coverage from the Company as provided by law (commonly referred to as COBRA), and continues to pay Executive’s portion of the monthly medical insurance premiums, the Company will continue to pay the Company’s portion of the monthly medical insurance premiums paid at the time of termination for COBRA coverage for Executive and his eligible dependents for a period ending on the earlier of December 31, 2010 or until Executive is eligible to be covered by another plan providing medical benefits to Executive.  All such pay and benefits to Executive will be conditioned on Executive signing a release of claims in a form similar to that contained in Article 9 of this Agreement.

Upon a termination for any other reason, including a resignation or a termination for Cause, Executive will receive only the amounts set forth  in (a), (b) and (c) above.

6.04   During the term of his employment and for 24 months after the date of Executive’s termination of employment, (i) Executive shall not, directly or indirectly, make or publish any disparaging statements (whether written or oral) regarding the Company or any of its affiliated companies or businesses, or the affiliates, directors, officers, agents, principal shareholders or customers of any of them and (ii) the Company’s directors and officers shall not directly or indirectly, make or publish any disparaging statements (whether written or oral) regarding Executive.  Information which the Company’s directors, officers or Executive is required to make or disclose regarding the other to comply with laws or regulations, or makes in a pleading on the advice of litigation counsel, and information which the directors or officers need to disclose for legitimate business reasons (for example disclosure to the Company’s insurers or business associates), shall not constitute a disparaging statement.

6.05   Upon termination of Executive’s employment with the Company, Executive will immediately return to the Company all equipment, property and documents of the Company, including, specifically all property and documents containing any “Confidential Information” as described in Section 7.01 of this Agreement.

6.06   Upon termination of Executive’s employment with the Company, Executive shall be deemed to have resigned from all other positions he then holds as an officer, employee or director or other independent contactor of the Company or any of its subsidiaries or affiliates and will execute all documents reasonably requested of him to confirm such resignations.

6.07   For the purposes of Section 6.03, any of the following events shall constitute Cause:

(a)
Any conviction or nolo contendere plea by Executive to a felony, gross misdemeanor, a misdemeanor involving moral turpitude, or any public conduct by Executive that has or can reasonably be expected to have a detrimental effect on the Company and the image of its management;

(b)
Any act of material misconduct, willful and gross negligence, or material breach of duty with respect to the Company, including, but not limited to, embezzlement, fraud, dishonesty, nonpayment of an obligation owed to the Company, or material breach of a fiduciary duty to the Company which results in harm or loss to the Company;

(c)
Any material breach of any material provision of this Agreement or of the Company’s announced or written rules, codes or polices; provided, however, that such breach shall not constitute Cause if Executive cures or remedies such breach within fifteen (15) days after written notice to Executive, without material harm or loss to the Company, unless (i) such breach is part of a pattern of chronic breaches of the same, which may be evidenced by a report or warning letter given by the Company to Executive; or (ii) such breach is of a nature that it is deemed by the Board not to be curable, including situations where the Board determines that harm or loss to the Company has already occurred or can reasonably be expected to occur and cannot be eliminated by such cure.

(d)
Any act of insubordination by Executive; provided, however, an act of insubordination by Executive shall not constitute Cause if Executive cures or remedies such insubordination within fifteen (15) days after written notice to Executive, without material harm or loss to the Company, unless (i) such insubordination is a part of a pattern of chronic insubordination, which may be evidenced by a report or warning letter given by the Company to Executive; or (ii) such insubordination is of a nature that it is deemed by the Board not to be curable, including situations where the Board determines that harm or loss to the Company has already occurred or can reasonably be expected to occur and cannot be eliminated by such cure.

(e)
Any unauthorized disclosure of any Company trade secret or confidential information, or conduct constituting unfair competition with respect to the Company, including inducing a party to breach a contract with the Company; or

(f)	A willful violation of federal or state securities laws or employment laws.

In making such determination of Cause, the Board shall act in good faith and give Executive a reasonably detailed written notice and a reasonable opportunity to be heard on the issues at a Board or Committee meeting.  A resolution providing for the termination of Executive’s employment for Cause must be approved by a majority of the members of the Board; provided, however, that if Executive is a member of the Board, he shall not vote on the resolution shall not be deemed to be a member of the Board for purposes of whether a majority of its members have approved such termination. Executive’s employment shall be deemed terminated for Cause upon the approval by the Board of a resolution terminating Executive’s employment for Cause unless a later time or date is specified.  For purposes of this Agreement, no act or failure by the Executive shall be considered “willful” if such act is done by Executive in good faith in the belief that such act is or was lawful and in the best interest of the Company or one or more of its businesses.  Nothing in this Section 6.07 shall be construed to prevent Executive from contesting the Board or Committee’s determination that Cause exists.  In the event of a termination for Cause, and not withstanding any contrary provision otherwise stated, Executive shall receive only those amounts set forth in Section 6.03 (a), (b) and (c) of this Agreement

6.08   For the purposes of Section 6.03, “Change of Control” shall mean any one of the following:

(a)
an acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of 50% or more of either:  (1) the then outstanding common stock of the Company (the “Stock”); or (2) the combined voting power of the Company’s outstanding voting securities immediately after the merger or acquisition entitled to vote generally in the election of directors; provided, however, that the following acquisition shall not constitute a Change of Control:  (i) any acquisition directly from the Company; (ii) any acquisition by the Company or Subsidiary; (iii) any acquisition by the trustee or other fiduciary of any employee benefit plan or trust sponsored by the Company or a Subsidiary; or (iv) any acquisition by any corporation with respect to which, following such acquisition, more than 50% of the Stock or combined voting power of Stock and other voting securities of the Company is beneficially owned by substantially all of the individuals and entities who were beneficial owners of Stock and other voting securities of the Company immediately prior to the acquisition in substantially similar proportions immediately before and after such acquisition; or

(b)
individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”), cease to constitute a majority of the Board during any 12 month period.  Individuals nominated or whose nominations are approved by the Incumbent Board and subsequently elected shall be deemed for this purpose to be members of the Incumbent Board; or

(c)
approval by the shareholders of the Company of a reorganization, merger, consolidation, liquidation, dissolution, sale or statutory exchange of Stock which changes the beneficial ownership of Stock and other voting securities so that after the corporate change the immediately previous owners of 50% of Stock and other voting securities do not own 50% of the Company’s Stock and other voting securities either legally or beneficially; or

(d)	the sale, transfer or other disposition of all substantially all of the Company’s assets in a transaction with a third party, other than in connection with a joint venture or similar transaction; or

(e)	a merger of the Company with another entity after which the pre-merger shareholders of the Company own less than 50% of the stock of the surviving corporation.

A “Change of Control” shall not be deemed to occur with respect to Executive if the acquisition of a 50% or greater interest is by a group that includes the Executive, nor shall it be deemed to occur if at least 50% of the Stock and other voting securities owned before the occurrence are beneficially owned subsequent to the occurrence by a group that includes the Executive.

6.09   The provisions of Sections 6.04, 6.05, and 6.06 shall survive the termination of this Agreement.

ARTICLE 7

NONDISCLOSURE AND INVENTIONS

7.01   Except as permitted or directed by the Company or as may be required in the proper discharge of Executive’s employment hereunder, Executive shall not, during his employment or at any time thereafter, divulge, furnish or make accessible to anyone or use in any way any Confidential Information of the Company.  “Confidential Information” means any information or compilation of information that the Executive learns or develops during the course of his employment that is not generally known by persons outside the Company (whether or not conceived, originated, discovered, or developed in whole or in part by Executive).  Confidential Information includes but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing), all of which Executive agrees constitutes the valuable trade secrets of the Company: research, designs, development, know how, computer programs and processes, marketing plans and techniques, existing and contemplated products and services, customer and product names and related information, prices sales, inventory, personnel, computer programs and related documentation, technical and strategic plans, and finances.  “Confidential Information” also includes any information of the foregoing nature that the Company treats as proprietary or designates as Confidential Information, whether or not owned or developed by the Company.  “Confidential Information” does not include information that (a) is or becomes generally available to the public through no fault of Executive, (b) was known to Executive prior to its disclosure by the Company, as demonstrated by files in existence at the time of the disclosure, (c) becomes known to Executive, without restriction, from a source other than the Company, without breach of this Agreement by Executive and otherwise not in violation of the Company’s rights, or (d) is explicitly approved for release by written authorization of the Company.

7.02   Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, trade secrets, analyses, drawings, reports and all similar related information (whether or not patentable) which relate to the Company’s or any of its subsidiaries’ actual or anticipated business, research and development or existing products or services and which are conceived, developed or made by Executive while employed by the Company or any of its subsidiaries (“Work Product”) belong to the Company or such subsidiary.  Executive shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after employment by the Company) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).  For purposes of this Agreement, any Work Product or other discoveries relating to the business of the Company or any subsidiaries on which Executive files or claims a copyright or files a patent application, within one year after termination of employment with the Company, shall be presumed to cover and be Work Product conceived or developed by Executive in whole or in part during the term of his employment with the Company, subject to proof to the contrary by good faith, written and duly corroborated records establishing that such Work Product was conceived and made following termination of employment.

Notwithstanding the foregoing, the Company advises Executive, and Executive understands and agrees, that the foregoing does not apply to inventions or other discoveries for which no equipment, supplies, facility or trade secret information of the Company was used and that was developed entirely on Executive’s own time, and (a) that does not relate (i) directly to the Company’s business, or (ii) to the Company’s actual or demonstrably anticipated business research or development, or (b) that does not result from any work performed by Executive for the Company.

7.03   In the event of a breach or threatened breach by Executive of the provisions of this Article 7, the Company shall be entitled to an injunction restraining Executive from directly or indirectly disclosing, disseminating, lecturing upon, publishing or using such confidential, trade secret or proprietary information (whether in whole or in part) and restraining Executive from rendering any services or participating with any person, firm, corporation, association or other entity to whom such knowledge or information (whether in whole or in part) has been disclosed, without the posting of a bond or other security.  Nothing herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from Executive.

7.04   Executive agrees that all notes, data, reference materials, documents, business plans, business and financial records, computer programs, and other materials that in any way incorporate, embody, or reflect any of the Confidential Information, whether prepared by Executive or others, are the exclusive property of the Company, and Executive agrees to forthwith deliver to the Company all such materials, including all copies or memorializations thereof, in Executive’s possession or control, whenever requested to do so by the Company, and in any event, upon termination of Executive’s employment with the Company.

7.05   The Executive understands and agrees that any violation of this Article 7 while employed by the Company may result in immediate disciplinary action by the Company, including termination of employment.

7.06   The provisions of this Article 7 shall survive termination of this Agreement indefinitely.

ARTICLE 8

NON-COMPETITION, NON-INTERFERENCE AND NON-SOLICITATION

8.01   In further consideration of the compensation and benefits that have been provided to Executive and will be provided to Executive hereunder, Executive acknowledges that in the course of his employment with the Company he will become familiar, and during his employment with the Company he has become familiar, with the Company’s trade secrets and other Confidential Information concerning the Company and that his services have been and will be of a special, unique and extraordinary value to the Company, and therefore, Executive agrees that, during the period of his employment, and for a period of two (2) years following the termination of Executive’s employment with the Company, he shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the business of the Company, its subsidiaries or affiliates, as defined below and as such businesses exist or are in process during the period of his employment or on termination of Executive’s employment with the Company, within any geographical area in which the Company or its subsidiaries or affiliates engage or have defined plans to engage in such businesses.  Nothing herein shall prevent Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no participation in the business of such corporation.  For the purposes of this Agreement, “business” or “business of the Company” means, with respect to and including the Company and its subsidiaries or affiliates, the design, development, marketing and sale of digital signage products and solutions.

8.02   Executive agrees that during the term of his employment and for a period of one (1) year after the termination of Executive’s employment he will not directly or indirectly (i) in any way interfere or attempt to interfere with the Company’s relationships with any of its current or potential customers, vendors, investors, business partners, or (ii) employ or attempt to employ any of the Company’s employees on behalf of any other entity, whether or not such entity competes with the Company.

8.03   Executive agrees that breach by him of the provisions of this Article 8 will cause the Company irreparable harm that is not fully remedied by monetary damages.  In the event of a breach or threatened breach by Executive of the provisions of this Article 8, the Company shall be entitled to an injunction restraining Executive from directly or indirectly competing or recruiting as prohibited herein, without posting a bond or other security, and, if the Company is successful in establishing a breach, to its reasonable attorneys’ fees and costs.  Nothing herein shall be construed as prohibiting the Company from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from Executive.

8.04   The Executive understands and agrees that any violation of this Article 8 while employed by the Company may result in immediate disciplinary action by the Company, including termination of employment.

8.05   Executive acknowledges that the covenants in this Article 8 have been conditions of, and were incidents to, his initial employment; are supported by adequate consideration; and are fully enforceable in accordance with their terms.

8.06   The obligations contained in this Article 8 shall survive the termination of this Agreement as described in this Article 8.

ARTICLE 9

RELEASE

9.01   In exchange for the consideration provided to Executive in this Agreement, on Executive’s own behalf and on behalf of anyone claiming any rights through Executive, Executive fully and finally releases, waives, and gives up all of his Claims (as defined below) against the Company and all Related Parties (as defined below).  “Related Parties” means any parent, subsidiary, predecessor, successor, affiliate or other organization or entity related to the Company, and any of their past or present officers, directors, shareholders, employees, committees, insurers, indemnitors, pension or welfare, and other benefit plans, successors, assigns, committees, administrators, and all persons acting on behalf of, or on instruction from the Company or any other related organization or entity.  “Claims” as used in this Agreement means, all claims, actions, causes of action, demands, and rights Executive has or may have against the Company or any Related Parties, arising out of any acts, facts, events, or decisions which occurred in whole or in part before Executive signed this Agreement whether or not Executive now knows about or suspects them and whether past or present, including, without limitation, any rights to severance or other payments pursuant to the Original Agreement.  “Claims” includes but is not limited to, all such claims for damages, compensation, expenses (including attorneys’ fees) and any other form of relief, regardless of the law or legal theory on which such claim is based and includes but is not limited to all claims under the federal Age Discrimination in Employment Act (“ADEA”), the Older Worker’s Benefit Protection Act, Title VII of the Civil Rights Act, the Civil Rights Act of 1991, the American with Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Minnesota Human Rights Act, as each may have been amended, and all claims of any nature under any other federal, state, or local statute, ordinance or other law or legal theory, including any based on wrongful discharge, breach of any contract, promissory estoppel, emotional distress, defamation, negligence, invasion of privacy, or any other theory, and including all claims related in any way to Executive’s relationship with the Company, including his employment, prior to the date he signs this Agreement and all claims of any nature relating to the May 7, 2010 changes in Executive’s terms and conditions of employment or to his termination of employment effective December 31, 2010, all as contemplated in this Agreement.  Executive understands that Executive is giving up all of his Claims as described above.  Executive will not bring any lawsuits against the Company or any Related Party relating to any of his Claims.

9.02   This release does not bar those few claims that cannot legally be waived under applicable law, including Executive’s right to challenge whether this Agreement constitutes a knowing and voluntary waiver of claims within the meaning of the Older Workers’ Benefit Protection Act.  This release also does not bar Executive from filing a claim with the EEOC (Equal Employment Opportunity Commission) or participating in an EEOC proceeding, but if any administrative or other claims are pursued on Executive’s behalf, Executive understands that this Agreement will act as a bar to any individual damages or other relief for Executive as to all Claims released in Section 9.01.  To the fullest extent allowed by applicable law, it is Executive’s intent to waive all of his Claims and to have this Article 9 be interpreted as a full and general release of all Claims.

9.03   Executive may revoke or rescind (referenced hereinafter as (“revoke” or “revocation”) his release of claims under this Agreement within 15 days after he signs it.  He may do so by providing written notice of such revocation to the Company c/o Stephen F. Birke at sbirke@lmsvc.com within the 15-day period.  This 15-day period will include and not be in addition to the 7-day revocation period under the ADEA.  If he revokes such release, this Agreement will be null, void and of no effect.

9.04   Executive acknowledges that he has been given at least 21 days in which to consider this Agreement.  Modifications to this Agreement, whether material or not, will not and have not restarted the 21 day consideration period. Executive represents that if he signs the Agreement before the 21 day period expires, he does so voluntarily and because he does not need the 21 day period to consider the Agreement. Executive further acknowledges that by this Section 9.04 he is being advised to consult an attorney regarding the terms of this Agreement before he signs it.  Executive  acknowledges that he has read and understands the terms of this Agreement and that he is voluntarily and without duress entering into this Agreement with full knowledge of its implications.

9.05   The provisions of this Article 9 shall survive termination of this Agreement indefinitely.

ARTICLE 10

MISCELLANEOUS

10.01   Governing Law.  This Agreement shall be governed and construed according to the laws of the State of Minnesota without regard to conflicts of law provisions.  The Company and Executive agree that if any action is brought pursuant to this Agreement that is not otherwise required to be resolved by arbitration pursuant to Section 10.06, such dispute shall be resolved only in the District Court of Hennepin County, Minnesota, or the United States District Court for Minnesota, and each party hereto unconditionally (a) submits for itself in any proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Hennepin County, Minnesota District Courts or the United States Federal District Court for Minnesota, and agrees that all claims in respect to any such proceeding shall be heard and determined in Hennepin County, Minnesota, Minnesota District Court or, to the extent permitted by law, in such federal court, (b) consents that any such proceeding may and shall be brought in such courts and waives any objection that it may now or thereafter have to the venue or jurisdiction of any such proceeding in any such court or that such proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) waives all right to trial by jury in any proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, or its performance under or the enforcement of this Agreement; (d) agrees that service of process in any such proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 10.08; and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Minnesota.

10.02   Successors.  This Agreement is personal to Executive and Executive may not assign or transfer any part of his rights or duties hereunder, or any compensation due to him hereunder, to any other person or entity.  This Agreement may be assigned by the Company.  The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, of all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.  In such event, the term “Company,” as used in this Agreement, shall mean the Company as defined above and any successor or assignee to its business or assets which by reason hereof becomes bound by the terms and provisions of this Agreement.

10.03   Waiver.  The waiver by the Company of the breach or nonperformance of any provision of this Agreement by Executive will not operate or be construed as a waiver of any future breach or nonperformance under any such provision or any other provision of this Agreement or any similar agreement with any other Executive.

10.04   Entire Agreement; Modification.  This Agreement supersedes, revokes and replaces any and all prior oral or written understandings between the parties relating to the subject matter of this Agreement.  The parties agree that this Agreement: (a) is the entire understanding and agreement between the parties; and (b) is the complete and exclusive statement of the terms and conditions thereof, and there are no other written or oral agreements in regard to the subject matter of this Agreement.  Except for modifications described in Section 4.01, this Agreement shall not be changed or modified except by a written document signed by the parties hereto.

10.05   Severability and Blue Penciling.  To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable as written, the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.  If any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, the Company and Executive specifically authorize the tribunal making such determination to edit the invalid or unenforceable provision to allow this Agreement, and the provisions thereof, to be valid and enforceable to the fullest extent allowed by law or public policy.

10.06   Arbitration.  Any dispute, claim or controversy arising under this Agreement shall, at the request of any party hereto be resolved by binding arbitration in Hennepin County, Minnesota by a single arbitrator selected by the Company and Executive, with arbitration governed by The United States Arbitration Act (Title 9, U.S. Code); provided, however, that a dispute, claim or controversy shall be subject to adjudication by a court in any proceeding against the Company or Executive involving third parties (in addition to the Company or Executive).  Such arbitrator shall be a disinterested person who is either an attorney, retired judge or labor relations arbitrator.  In the event employer and Executive are unable to agree upon such arbitrator, the arbitrator shall, upon petition by either the Company or Executive, be designated by a judge of the Hennepin County District Court.  The arbitrator shall have the authority to make awards of damages as would any court in Minnesota having jurisdiction over a dispute between employer and Executive, except that the arbitrator may not make an award of exemplary damages or consequential damages.  In addition, the Company and Executive agree that all other matters arising out of Executive’s employment relationship with the Company shall be arbitrable, unless otherwise restricted by law.

(a)	In any arbitration proceeding, each party shall pay the fees and expenses of its or his own legal counsel.

(b)
The arbitrator, in his or her discretion, shall award legal fees and expenses and costs of the arbitration, including the arbitrator’s fee, to a party who substantially prevails in its claims in such proceeding.

(c)
Notwithstanding this Section 10.06, in the event of alleged noncompliance or violation, as the case may be, of Sections 7 or 8 of this Agreement, the Company may, at its discretion, alternatively apply to a court of competent jurisdiction for a temporary restraining order, injunctive and/or such other legal and equitable remedies as may be appropriate.

10.07   Legal Fees.  If any contest or dispute shall arise between the Company and Executive regarding any provision of this Agreement, and such dispute results in court proceedings or arbitration, a party that prevails with respect to a claim brought and pursued in connection with such dispute, shall be entitled to recover its legal fees and expenses reasonably incurred in connection with such dispute.  Such reimbursement shall be made as soon as practicable following the resolution of the dispute (whether or not appealed) to the extent a party receives documented evidence of such fees and expenses.

10.08   Notices.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to Executive at his residence address appearing on the records of the Company and to the Company at its then current executive offices to the attention of the Board.  All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon actual receipt.  No objection to the method of delivery may be made if the written notice or other communication is actually received.

10.09   Survival.  The provisions of this Article 10 shall survive the termination of this Agreement indefinitely.

IN WITNESS WHEREOF the following parties have executed the above instrument the day and year first above written.

WIRELESS RONIN TECHNOLOGIES, INC.

By:   /s/ Stephen F. Birke
      Stephen F. Birke

EXECUTIVE

By:   /s/ James C. Granger
      James C. Granger